Exhibit 10(g)

NEITHER THIS NOTE, NOR THE SHARES ISSUABLE UPON CONVERSION
OF THIS NOTE, HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED
IN VIOLATION OF SUCH ACT. THE REMEDIES OF THE HOLDER
OF THIS NOTE ARE SUBORDINATED TO SILICON VALLEY BANK
IN ACCORDANCE WITH THE PROVISIONS OF A
SUBORDINATION AGREEMENT DATED JULY 31, 2001
IN FAVOR OF SAID BANK AND ITS SUCCESSORS AND ASSIGNS

	NEWCHECK CORPORATION
d/b/a Productivity Solutions, Inc.

	8% AMENDED AND RESTATED CONVERTIBLE NOTE

$6,358,869.51	As of February 11, 2000

	SECTION 1.	General. NEWCHECK CORPORATION d/b/a Productivity
Solutions, Inc., a Delaware corporation (hereinafter referred to as the "Company"), with offices at 10550 Deerwood Park Boulevard, Jacksonville, Florida 32256, for value received, hereby promises to pay to ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC., a
Delaware corporation (hereinafter referred to as "ERS"), with offices at 488 Main Avenue, Norwalk, Connecticut 06851, or order, the principal amount of $6,358,869.51 (Six Million Three Hundred
Fifty Eight Thousand Eight Hundred Sixty Nine Dollars and Fifty
One Cents), the entire principal balance of which shall be due and payable on the fifth anniversary of the date hereof (hereinafter referred to as the "Maturity Date"), in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts or, at the election of the Company, in the manner hereinafter set forth; and, to pay interest on the unpaid balance of the principal amount hereof at the rate of 8% per annum, compounded semi-annually on each July 1 and January 1 prior to the Maturity Date, commencing on the date first hereinabove set forth and through and including July 25, 2001 with respect to $4,550,000 principal amount hereof and thereafter on the entire unpaid balance of the principal amount hereof, in like coin or currency or, at the election of the Company, in the manner hereinafter set forth, on the Maturity Date; and to pay interest at such rate, in like coin or currency or, at the election of the Company, in such manner, on any overdue principal and (to the extent permitted by law) on any overdue interest, from the due date hereof until the obligation of the Company with respect to the payment thereof shall be discharged; all payments of principal of this Note and all payments of the interest on this Note to be made at 488 Main
Avenue, Norwalk, Connecticut 06851, or such other location as shall be specified in writing by the holder of this Note to the Company.

	All payments of principal of this Note and all payments of interest on this Note may, at the election of the Company, in lieu of payment in coin or currency of the United States of America as aforesaid, be made in validly authorized and issued, fully-paid and non-assessable shares of Senior Preferred Stock (as hereinafter defined), registered in the name of the payee, free and clear of any and all liens, charges or other encumbrances of any nature whatsoever, with an aggregate liquidation preference equal in amount to the payment to be made.

	SECTION 2.	Definitions. As used herein, the following terms
shall have the following respective meanings:

	The Term "AG Note" shall mean the 8% Amended and Restated
Convertible Note in the original principal amount of $978,399.45 issued as of the date hereof by the Company to AG Checkout LLC.

	The term "Certificate of Designation" shall mean the Certificate of Designation of the Senior Preferred Stock, as filed with the Secretary of State of Delaware and as may be amended from time to time.

	The term "Company" shall mean NewCheck Corporation d/b/a
Productivity Solutions, Inc., a Delaware corporation, the maker of this Note, and shall also mean any successor corporation.

	The term "Conversion Price" shall mean the applicable price per share of Senior Preferred Stock set forth in Section 7.6 hereof, or, in case any adjustment of such price has taken place pursuant to the further provisions of Section 7, then the price as last adjusted and in effect for purposes of Section 7.

	The term "Convertible Securities" shall have the meaning set forth in Section 6.2 hereof.

	The term "ERS" shall have the meaning set forth in Section 1 hereof.

	The term "Events of Default" shall have the meaning set forth in Section 5.1 hereof.

	The term "Issuance Date" shall mean the date of this Note.

	The term "majority-in-interest", when used with reference to the principal amount of the Notes, shall mean in excess of 50% of the aggregate outstanding principal amount of the Notes.

	The term "Maturity Date" shall have the meaning set forth in
Section 1 hereof.

	The term "Mandatory Conversion" shall have the meaning set forth in Section 7.3 hereof.

	The term "Note" shall mean this Note and any Note executed and delivered by the Company in exchange or replacement for this Note pursuant to Section 8 hereof.

	The term "Notes" shall mean this Note and the AG Note.

	The term "Options" shall have the meaning set forth in
Section 6.2 hereof.

	The term "Person" shall mean an individual, a corporation, a partnership, a trust, an unincorporated organization and a government or any department, agency or political subdivision thereof.

	The term "Purchase Agreement" shall mean the Stock and Convertible Note Purchase Agreement dated as of the Issuance Date among the Company, ERS and the other parties signatory thereto.

	The term "Registration Rights Agreement" shall mean the Amended and Restated Registration Rights Agreement dated the
Issuance Date among the Company, ERS and the other parties signatory thereto.

	The term "Securityholders Agreement" shall mean the Amended and Restated Securityholders Agreement dated the Issuance Date among the Company, ERS and the other parties signatories thereto.

	The term "Senior Preferred Stock" shall mean the Series C
Convertible Preferred Stock, $.0001 par value, of the Company.

	The term "Subsidiary" shall mean: (x) any present or future corporation at least a majority of the outstanding voting securities of which shall at the time be owned through Subsidiaries, by the Company, or which is otherwise controlled by the Company and (y) any partnership, association, joint venture or other entity in which the Company, directly or indirectly, or through Subsidiaries, has a 50% or more equity interest at the time or which is otherwise controlled by the Company. For purposes hereof, outstanding voting securities shall be deemed to be all classes of capital stock or other interests in equity (excluding debt securities convertible into equity) then outstanding and normally entitled to vote in the election of directors, managers or trustees.

	SECTION 3.	Optional Prepayment.

	3.1 Except as agreed to in writing by the holders of a majority-in-interest of the principal amount of the Notes to any such payment, the Company shall not prepay all or any portion of the principal of or any interest on this Note prior to the Maturity Date.

	3.2 Provided the holders of a majority-in-interest of the principal amount of the Notes shall have evidenced their agreement to such payment as aforesaid, the Company may prepay the whole, or any part, of the unpaid principal amount of this Note, without premium or penalty, upon the terms hereinafter set forth, and provided that interest on the principal prepayment shall be paid concurrently therewith. Notices of intended prepayment shall be given by the Company by mail and shall be mailed to the holder of this Note not less than 30 days from the date fixed for prepayment. The giving of such notice by the Company shall not in any way affect the rights of the holder of this Note under Section 7 hereof. In case this Note is intended to be prepaid in part only, such notice shall specify the principal amount hereof to be prepaid; and, in such case, the principal amount of this Note shall be prepaid in an amount proportionate to the principal amount of all Notes so prepaid. Upon giving of notice of prepayment as aforesaid, and subject to agreement thereto by the holder of this Note, this Note or portion thereof so specified for prepayment shall on the prepayment date specified in such notice become due and payable, and from and after the prepayment date so specified (unless the Company shall default in making such prepayment) interest on the principal of this Note or portion hereof so specified for prepayment shall cease to accrue, and the principal of this Note or portion thereof so specified for prepayment shall be paid by the Company at the prepayment price aforesaid.

	SECTION 4.	Consolidation Merger or Disposition of Assets.
Without limiting any other covenant contained in the Purchase
Agreement, the Company shall not consolidate with, merge into, or sell or otherwise dispose of all or substantially all its properties as an entirety to, any person unless:

		(a)	the successor formed by or resulting from such
consolidation or merger or to which such sale or other disposition shall have been made shall be a corporation organized under the laws of the United States of America or any State, district or territory thereof;

		(b)	such successor corporation shall expressly assume
the due and punctual payment of the principal of and interest on this Note according to its tenor, and the due and punctual performance and observance of all the covenants, agreements and conditions of this Note to be performed or observed by the Company to the same extent as if such successor corporation had been the original maker of this Note (and such assumption shall, upon the request of the holder of this Note, be evidenced by the endorsing of an appropriate legend upon this Note, and any Note executed pursuant to Section 8 hereof after such assumption shall, unless executed in the name of such corporation, have a similar legend endorsed thereon);

		(c)	immediately after such consolidation, merger, sale
or other disposition, such successor corporation shall not be in default in the performance of any of the covenants, agreements or conditions contained in this Note and no condition, act or event
(with the giving of notice, passage of time, or otherwise) would result in such default; and

		(d)	immediately after such consolidation, merger, sale
or other disposition, such successor corporation shall have a consolidated stockholders' equity, determined in accordance with generally accepted accounting principles, which is no less than the Company's stockholders' equity, as so determined, immediately prior to such transaction.

	SECTION 5.	Events of Default and Remedies.

	5.1	Unless waived by the holders of a majority-in-interest
of the principal amount of the Notes, the entire unpaid principal amount of this Note, together with all accrued interest hereon, at the option of the holder hereof exercised by notice to the Company, shall forthwith become and be due and payable if any one or more of the following events (herein called "Events of Default") shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing at the time of such notice, that is to say:

		(a)	if default shall be made in the due and punctual
payment of the principal of this Note when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise;

		(b)	if default shall be made in the due and punctual
payment of any interest on this Note when and as such interest shall become due and payable;

		(c)	if default shall be made in the performance or
observance of any of the other covenants, agreements or conditions of the Company or any Subsidiary contained in this Note or in the Purchase Agreement or any other agreement to which the Company and the holder of this Note are party, and such default shall have continued for a period of 30 days after notice thereof to the Company;

		(d)	if any representation or warranty made by the
Company under the Purchase Agreement or in any document or certificate furnished by the Company pursuant thereto shall prove to be inaccurate in any material respect when made;

		(e) 	if this Note, the Purchase Agreement or any other
agreement to which the Company and the holder of this Note are party shall cease to be enforceable in accordance with its terms against the Company, or the Company shall so state in writing;

		(f) 	if the Company or any Subsidiary shall default
beyond any period of grace provided with respect thereto in the payment of principal of, premium, if any, or interest on any obligation in respect of borrowed money when due, whether by acceleration or otherwise; or if the Company or any Subsidiary shall default beyond any grace period herein provided in the performance or observance of any other agreement, term or condition contained in such obligation or in any agreement under which any such obligation is created, if the effect of any such default is to cause or permit the holder or holders of such obligations (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to the date of its stated maturity, unless such holder or holders or trustee shall have waived such default after its occurrence or unless such holder or holders or trustee shall have failed to give any notice required to create an event of default thereunder;

		(g)  	if final judgment for the payment of money in
excess of $100,000 shall be rendered by a court of record against the Company or any Subsidiary and the Company or such Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or shall not procure a stay of execution thereon within 30 days from the date of entry thereof and, within the period during which execution of such judgment shall have been stayed, appeal therefrom, and cause the execution thereof to be stayed during such appeal;

		(h) 	if the Company or any Subsidiary shall:

			(i)	admit in writing its inability to pay its
debts generally as they become due;

			(ii)	file a petition in bankruptcy or a petition
to take advantage of any insolvency act;

			(iii) 	make an assignment for the benefit of
creditors;

			(iv)	consent to the appointment of a receiver of
itself or of the whole or any substantial part of its property;

			(v)	on a petition in bankruptcy filed against it,
be adjudicated a bankrupt; or

			(vi)	file a petition or answer seeking
reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof;

		(i) 	if a court of competent jurisdiction shall enter,
except at the direct or indirect request of the holder of this Note, an order, judgment, or decree appointing, without the consent of the Company or any Subsidiary, a receiver of the Company or any Subsidiary or of the whole or any substantial part of its property, or approving a petition filed against it seeking reorganization or arrangement of the Company or any Subsidiary under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof; or

		(j) 	if, under the provisions of any other law for the
relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Company or any Subsidiary or of the whole or any substantial part of its property and such custody or control shall not be terminated or stayed within 60 days from the date of assumption of such custody or control.

	5.2.	In the case any one or more of the Events of Default
specified in Section 5.1 hereof shall have occurred and be continuing, unless waived by the holders of a majority-in-interest of the principal amount of the Notes, the holder of this Note may proceed to protect and enforce its rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note, or, unless so waived, the holder of this Note may proceed to enforce the payment of all sums due upon this Note or to enforce any other legal or equitable right of the holder of this Note. In the event an Event of Default shall have occurred, unless so waived, and the holder of this Note shall employ attorneys, or incur other costs and expenses for the collection of payments due or to become due, or for the enforcement or performance or observance of any obligation or agreement of the Company under this Note, the Company agrees that it will pay to the holder, on demand, the reasonable fees of such attorney together with all other costs and expenses incurred by the holder.

	5.3	No remedy herein conferred upon the holder is intended
to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

5.4 No course of dealing between the Company and the holder or any delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of any rights of the holder hereof.

	SECTION 6.	Protective Covenants.

6.1 Without the prior written consent of the holders of a majority-in-interest of the principal amount of the Notes, the Company shall not: authorize, adopt or approve an amendment to the Certificate of Incorporation of the Company which would alter or change in any manner the terms, powers, preferences or special rights of the Senior Preferred Stock, or grant any waivers of such preferences or rights, including any such modification or amendment that may (A) change the redemption date of the Senior Preferred Stock, (B) raise the conversion price of the Senior Preferred Stock or reduce the liquidation preference or redemption price or the dividend rights of the Senior Preferred Stock, (C) adversely affect any of the conversion features of the Senior Preferred Stock, or (D) reduce the percentage of outstanding Senior Preferred Stock necessary to modify or amend the terms thereof or to grant waivers thereof; or (without limiting any rights of any party to require the Company to effect a registration under the Registration Rights Agreement) cause or permit to occur any Participation Event (as defined in the Certificate of Designation), if within the control of the Company and except for any Liquidity Event (as defined in the Certificate of Designation) in the ordinary course of business.

6.2 Without the prior written consent of a majority-in-interest of the principal amount of the Notes, the Company shall not: (A) declare a dividend or effect any other distribution on the Senior Preferred Stock except as required by the Purchase Agreement or the Certificate of Designation; (B) subdivide the outstanding shares of Senior Preferred Stock into a greater number of shares of Senior Preferred Stock or combine the outstanding shares of Senior Preferred Stock into a smaller number of shares of Senior Preferred Stock; or (C) issue or sell any shares of Senior Preferred Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, or without consideration. For purposes of this Section 6.2, the following additional paragraphs shall apply:

		(i)	Issuance of Rights or Options.  In case at any
time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Senior Preferred Stock or any stock or securities convertible into or exchangeable for Senior Preferred Stock
(such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Senior Preferred Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (I) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Senior
Preferred Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible
Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Senior Preferred Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible
Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options.

		(ii)	Issuance of Convertible Securities.  In case the
Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible
Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Senior Preferred Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Senior Preferred Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Senior Preferred Stock issuable upon conversion or exchange of all such Convertible
Securities shall be deemed to have been issued for such price per share on the date of the issue or sale of such Convertible Securities.

		(iii)	Consideration for Stock.    In case any shares of
Senior Preferred Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Senior Preferred Stock, Options or Convertible
Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value for such consideration as determined in good faith by the Board of Directors of the Company, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

	SECTION 7.	Conversion of Note.

	7.1	Right to Convert.  Subject to and upon compliance with
the provisions hereof, the holder of this Note shall have the right, at such holder's option, at any time or from time to time on or after the second anniversary of the Issuance Date, to convert all or any part of the unpaid principal amount hereof, plus all interest accrued to the date of such conversion, into shares of Senior Preferred Stock, at the applicable Conversion
Price.

	7.2	Exercise of Conversion Privilege.  In order to exercise
the conversion privilege, the holder of this Note shall surrender it to the Company at the principal executive offices of the Company at 10550 Deerwood Park Boulevard, Jacksonville, Florida
32256 accompanied by written notice to the Company that the holder elects to convert this Note, or, if less than the entire unpaid principal amount hereof is to be converted, the portion hereof to be converted, and, if requested by the Company, by a duly executed instrument of transfer. Such notice (and any notice by the holder of this Note accompanying surrender of this Note in the event of a Mandatory Conversion) shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Senior Preferred Stock which shall be issuable on such conversion shall be issued. As soon as practicable after the receipt of such notice and the surrender of this Note, the Company shall issue and shall deliver at said offices to the holder of this Note, or on his written order, a certificate or certificates for the number of full shares of Senior Preferred
Stock issuable upon the conversion of this Note (or portion hereof) and provision shall be made for any fraction of a share as provided in Section 7.5 hereof. Such conversion (other than a Mandatory Conversion) shall be deemed to have been effected immediately prior to the close of business on the date on which such notice shall have been received by the Company and this Note shall have been surrendered as aforesaid. Conversion shall be at the Conversion Price in effect at the time of conversion, and at such time the rights of the holder of this Note as such holder shall cease and the person or persons in whose name or names any certificate or certificates for shares of Senior Preferred Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Senior Preferred Stock represented thereby. Upon conversion of only a part of the unpaid principal amount of this Note, the Company shall execute and deliver to or on the order of the holder thereof at said offices, at the expense of the Company, a new Note in principal amount equal to the unconverted portion of such unpaid principal amount, which new Note shall be dated and bear interest from the date to which interest shall have been paid on such unconverted portion.

7.3 Mandatory Conversion. Immediately prior to any event which, pursuant to the Certificate of Designation, would cause the mandatory conversion of all outstanding shares of Senior Preferred Stock into shares of the common stock, $.0001 par value, of the Company, the entire unpaid principal amount hereof, plus all interest accrued to the date of such conversion, shall automatically and without any further act by the holder of this Note convert into shares of Senior Preferred Stock, at the then applicable Conversion Price (herein referred to as a "Mandatory Conversion").

	7.4	Right to Interest.  Notwithstanding any provision to
the contrary contained in this Note, the holder of this Note shall have the right, exercisable by written notice delivered to the Company, to require that any interest payable under this Note be paid by delivery of shares of Senior Preferred Stock in the manner set forth under Section 1 hereof.

	7.5	Adjustment for Fractional Shares.  No fractional shares
of Senior Preferred Stock or scrip shall be issued upon conversions of this Note. Instead of any fractional shares of Senior Preferred Stock which would otherwise be issuable upon conversion of this Note (or portion hereof) the Company shall pay a cash adjustment in respect of such fractional share of Senior
Preferred Stock in an amount equal to the same fraction of the then current fair value of a share of Senior Preferred Stock, as determined in good faith by the Board of Directors of the Company.

	7.6	Conversion Price.  The Conversion Price per share of
Senior Preferred Stock shall be $7.42.

	7.7	Consolidation, Merger, Sale of Assets, Reorganization
or Reclassification. If any consolidation or merger of the Company with another corporation after the Issuance Date, or the sale of all or substantially all of its assets to another corporation shall be effected, or in case of any capital reorganization or reclassification of the capital stock of the Company, then, as a condition of such consolidation, merger or sale, reorganization or reclassification, lawful and adequate provision shall be made whereby the holder of this Note shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Senior Preferred Stock immediately theretofore purchasable and receivable upon the conversion of this Note, such shares of stock, securities or assets as may be issuable or payable with respect to or in exchange for a number of outstanding shares of Senior Preferred Stock of the Company equal to the number of shares of Senior Preferred Stock immediately theretofore purchasable and receivable by such holder had such consolidation, merger, sale, reorganization, or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interest of such holder to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation of any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

	7.8	Notice of Certain Actions.  Without limiting any
provision of the Purchase Agreement or contained herein, in case at any time:

	(i) 	the Company shall offer for subscription pro rata
to the holders of its shares of Senior Preferred Stock any additional shares of stock of any class or other rights;

	(ii)  	there shall be any capital reorganization or
reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all its assets to, another corporation; or

	(iii)	there shall be a voluntary or involuntary
dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company shall give written notice to the holder hereof, of the date on which (A) the books of the Company shall close or a record shall be taken for such transaction or (B) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of shares of Senior Preferred Stock of record shall participate in such transaction or shall be entitled to exchange their shares of Senior Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such written notice shall be given at least 30 days prior to the action in question and not less than 30 days prior to the record date or the date on which the Company's transfer books are closed in respect thereto.

	7.9	Reservation of Shares.  The Company shall at all times
reserve and keep available out of its authorized shares of Senior
Preferred Stock, solely for the purpose of issue upon the conversion of this Note as herein provided, such number of shares of Senior Preferred Stock as shall then be issuable upon the conversion of this Note.

	7.10	Taxes.  The issuance of certificates of shares of
Senior Preferred Stock upon the conversions of this Note shall be made without charge to the holder of this Note for any issuance tax in respect thereto; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of this Note.

	7.11	Closing of Books.  The Company will at no time close
its transfer books against the transfer of any shares of Senior Preferred Stock issued or issuable upon the conversion of this
Note in any manner which interferes with the timely conversion of this Note.

	SECTION 8.	Exchange or Replacement of Note.

	8.1 The holder of this Note, at its option, may in person or by duly authorized attorney surrender this Note for exchange, at the principal executive offices of the Company, and at the expense of the Company receive in exchange therefor a new Note in the same aggregate principal amount as the aggregate unpaid principal amount of the Note so surrendered, bearing interest at the same annual rate as the Note so surrendered and otherwise in substantially the form of the Note so surrendered, each such new
Note to be dated as of the date to which interest has been paid on the note so surrendered and to be in such principal amount and payable to the holder of this Note. Five days' prior written notice to the holder's intention to make such exchange shall be given to the Company.

	8.2 Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Company, upon reimbursement to it of all reasonable expenses incidental thereto, will make and deliver a new Note, of like tenor, in lieu of this Note. Any Note made and delivered in accordance with the provisions of this Section 8 shall be dated as of the date to which interest has been paid on this Note.

	SECTION 9.	Notices.	 All notices, requests or instructions
hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by overnight express mail by a nationally recognized overnight mail carrier as follows:

		(1) 	if to the Company:

			10550 Deerwood Park Boulevard
			Jacksonville, Florida 32256

			Attention: Chief Executive Officer

			Telecopy Number: (904) 739-0905

		(2) 	if to the holder of this Note:

			488 Main Avenue
			Norwalk, Connecticut  06851

			Attention:  Michael Persky

			Telecopy Number: (203) 849-2616

	with a copy to:

			Howard Kailes, Esq.
			Krugman & Kailes LLP
			Park 80 West - Plaza Two
			Saddle Brook, New Jersey  07663

			Telecopy Number: (201) 845-9627

Any notice so addressed and mailed, shall be deemed to be given when so mailed. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee. Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt.

	SECTION 10.	Captions. Captions and section titles
contained herein are inserted as a matter of convenience and for reference only and are not intended to define, limit, extend or describe the scope of this Note or the intent of any provision hereof.

	SECTION 11.	Severability. In the event that one or more
of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

	SECTION 12.	Holders. The Company may deem and treat the
holder of this Note as the absolute owner of this Note for the purpose of receiving payment hereon or on account hereof and for all other purposes, and the Company shall not be affected by any notice to the contrary.

	SECTION 13.	Governing Law. This Note shall be governed by
and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

	SECTION 14. 	Related Agreements. This Note is issued
pursuant to the Purchase Agreement and is entitled to the benefits thereof and subject to the obligations thereunder, and to those set forth in the Registration Rights Agreement and the Securityholders Agreement. Copies of such agreements may be obtained by any holder of this Note at the principal executive offices of the Company.

	IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first-above written.

ATTEST:					NEWCHECK CORPORATION
						d/b/a Productivity Solutions, Inc.


s/ Howard Kailes			By s/ Michael Persky
------------------			   ----------------------------
Assistant Secretary			      President




14
corp\ers\notes\psi amend restated senior convertible Exhibit 10g